Exhibit 99.1

May 1, 2015

United Community Banks, Inc. Announces Completion of Merger With MoneyTree Corporation and First National Bank

BLAIRSVILLE, Ga., May 1, 2015 (GLOBE NEWSWIRE) -- United Community Banks, Inc. (Nasdaq:UCBI) announced today the closing of its acquisition of MoneyTree Corporation and its wholly-owned subsidiary, First National Bank (“FNB”).

As a result of the merger of MoneyTree into United on May 1, FNB becomes a wholly owned subsidiary of United. This merger further expands United’s geographic footprint in the fast-growing markets of East Tennessee, including Cleveland, Lenoir City and Knoxville. The combination will strengthen United’s position in those key markets by increasing its ability to offer banking products to FNB’s existing customers.

United anticipates that FNB will be merged into United Community Bank when conversions of information technology and data processing systems are complete, which is scheduled for mid-July 2015. After the conversion is completed, FNB will operate under the United Community Bank brand as a wholly-owned subsidiary of United.

“We are very pleased to join forces with First National Bank,” said Jimmy Tallent, chairman and chief executive officer of United. “First National is a well-established, highly respected community bank that serves customers with focus and dedication, just as United does. We welcome their customers and employees to the United family, and believe our combined companies have outstanding growth potential.”

David Allen, president and chief executive officer of First National Bank, will join the leadership team of United. “This combination will benefit our customers through enhanced resources, a wider range of products and a continued focus on service,” Allen said. “Tomorrow, May 2, First National Bank marks its 108th year of faithful service to its customers in East Tennessee, and this transaction will enable the combined organization to continue to contribute to our local communities in meaningful ways.”

FNB currently operates 10 branches in East Tennessee, and at December 31, 2014, had $425 million in assets, $354 million in deposits and $253 million in loans. With the completion of this transaction, this will double our size in Tennessee.

About United Community Banks, Inc.

United Community Banks, Inc. (Nasdaq:UCBI) is a bank holding company based in Blairsville, Georgia, with $7.7 billion in assets as of March 31, 2015. The company’s banking subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 104 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. A full range of consumer and commercial banking services includes mortgage, advisory, treasury management and other products. In 2014, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and in 2015 was ranked fourteenth on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.

CONTACT:	For more information:

United Community Banks, Inc.
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com